Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File No. 333-184849, effective November 9, 2012), Form S-3 (File No. 333- 180316, effective April 6, 2012) , Form S-3 (File No. 333-168394, effective July 29, 2010), Form S-3 (File No. 333-158537, effective April 24, 2009), Form S-3 (File No. 333-152823 effective December 5, 2008), Form S-8 (File No. 333-114978 effective April 29, 2004) and on Form S-8 (File No. 333-42266 effective July 26, 2000) of Unitil Corporation and subsidiaries of our report dated January 30, 2013, relating to our audits of the consolidated financial statements for the years ended December 31, 2012, 2011 and 2010 and internal control over financial reporting as of December 31, 2012, included in this Annual Report on Form 10-K of Unitil Corporation and subsidiaries for the year ended December 31, 2012.

/s/ McGladrey LLP

Boston, Massachusetts

January 30, 2013